EXHIBIT 3.1

CERTIFICATE OF
DESIGNATION OF
SERIES B CONVERTIBLE PREFERRED STOCK

OF

TALON INTERNATIONAL, INC.
(a Delaware Corporation)

It is hereby certified that:

1.           The name of the corporation (hereinafter called the “Company”) is Talon International Inc.  The Company was incorporated in the State of Delaware on September 30, 1997 under the name TAG-IT PACIFIC, INC.

2.           The certificate of incorporation of the Company (the “Certificate of Incorporation”) authorizes the issuance of 3,000,000 shares of Preferred Stock, par value $.001 per share, and expressly vests in the Board of Directors of the Company the authority provided therein to issue any or all of said shares in one or more series and by resolution or resolutions to provide for the designation, number, full or limited voting powers, or the denial of voting powers, preferences and relative, participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued.

3.           The Board of Directors of the Company, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series “B” issue of Preferred Stock:

RESOLVED:  That 407,160 of the 3,000,000 authorized shares of Preferred Stock of the Company shall be designated Series B Convertible Preferred Stock, $.001 par value per share (the “Series B Preferred Stock”), and shall possess the rights and preferences set forth below:

Section 1.             Designation and Amount. The series of Preferred Stock designated and known as the “Series B Preferred Stock” shall have a par value of $.001 per share and the number of shares constituting the Series B Preferred Stock shall be 407,160 shares.  The Series B Preferred Stock shall have a stated value of $41.033 per share (the “Stated Value”), which shall be subject to appropriate arithmetic adjustment in the event of any stock splits, stock dividends, combinations of shares, recapitalizations or other such events relating to the Series B Preferred Stock occurring subsequent to the date of the first issuance of Series B Preferred Stock.

Section 2.             Rank. The Series B Preferred Stock shall rank, in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as “Distributions”) and as to payment of dividends or other distributions with respect to capital stock (other than Distributions) (all such dividends or distributions, “Dividends”): (i) prior to all of the Company’s Common Stock, par value $.001 per share (“Common Stock”), and Series A Preferred Stock, par value $.001 per share (“Series A Preferred Stock”), and (ii) prior to any other class or series of capital stock of the Company hereafter created, unless with any required approval or consent of the holders of the Series B Preferred Stock pursuant to Section 8(b), such other class or series of capital stock of the Company, by its terms, ranks on parity with or senior to the Series B Preferred Stock.

Section 3.              Dividends.

(a)           The Series B Preferred Stock shall entitle the holders thereof to cumulative dividends, whether or not the Company has earnings, at the rate of sixteen (16%) percent per annum on the Stated Value of such Series B Preferred Stock as in effect from time to time ("Coupon Dividends"), which Coupon Dividends shall accrue commencing upon the issuance of such Series B Preferred Stock, whether or not declared and whether or not the Company has earnings or profits or sufficient income exists for the payment of such Coupon Dividends, but shall be payable only upon any liquidation, dissolution or winding up of the Company as described in Section 4 below.  Upon and after any conversion of a share of Series B Preferred Stock into Common Stock, any and all unpaid accrued dividends on such share shall cease to be payable and shall not be payable at any time subsequent to such conversion.

(b)           Any and all dividends shall be payable out of any cash legally available therefor, and if there is not a sufficient amount of cash available, then out of the remaining assets of the Company legally available therefor (valued at the fair market value thereof on the date of payment as determined by the Board of Directors of the Company), provided that, to the extent that funds or assets are not legally available for the payment of any declared dividend, then the Company shall pay such unpaid declared dividend promptly as funds or assets become legally available therefor.

(c)           No dividends in cash or securities shall be paid on the Common Stock unless (i) all accumulated but unpaid Coupon Dividends have been paid in full, and (ii) the corresponding dividend is paid on the Series B Preferred Stock in accordance with Section 3(a) above.

(d)           Dividends shall be paid by forwarding a check, postage prepaid, to the address of each holder (or, in the case of joint holders, to the address of any such holder) of Series B Preferred Stock, as shown on the books of the Company, or to such other address as such holder specifies for such purpose by written notice to the Company.  The forwarding of such check shall satisfy all obligations of the Company with respect to such dividends, unless such check is not paid upon timely presentation.

(e)           Any distribution payment made on shares of Series B Preferred Stock shall first be credited against the earliest accumulated but unpaid dividends due with respect to shares of Series  B Preferred Stock which remain payable.

Section 4.             Liquidation Preference.

(a)           In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of Series B Preferred Stock shall be entitled to receive, prior to any holders of Common Stock, Series A Preferred Stock or other class or series of Company Preferred Stock ranking junior to the Series B Preferred Stock (collectively, the “Junior Securities”), and concurrently on a ratable basis (in proportion to the respective preferential amounts payable to all subject holders) with the holders of any outstanding Parity

Securities (as hereinafter defined), an amount per share equal to the then effective Stated Value of each outstanding share of Series B Preferred Stock plus any accrued but unpaid dividends thereon (the “Liquidation Preference”); and after payment to all holders of Series B Preferred Stock of the full such Liquidation Preference, the holders of Series B Preferred Stock shall not be entitled to any further payments or rights, including conversion rights, in respect of the Series B Preferred Stock, and such Series B Preferred Stock shall be cancelled.  If upon the occurrence of such event, the assets and funds available to be distributed among the holders of the Series B Preferred Stock and the holders of other shares (if any) of capital stock which, by their terms (and with the approval of the holders of not less than a majority of the issued and outstanding shares of Series B Preferred Stock) rank on a parity with the Series B Preferred Stock (the “Parity Securities”) shall be insufficient to permit the payment, to the holders of the Series B Preferred Stock and Parity Securities, of the full preferential amounts due to such holders, then the entire assets and funds of the Company legally available for distribution shall be distributed among the holders of the Series B Preferred Stock and Parity Securities on a ratable basis in proportion to the respective preferential amounts payable to such holders, subject, however, to first being distributed to holders of any capital stock ranking senior on liquidation to the Series B Preferred Stock to the extent permitted hereunder.

(b)           Any of the following shall be treated as a liquidation, dissolution or winding up within the meaning of this Section 4: (i) any merger or consolidation of the Company into or with another corporation or any share exchange, business combination or other such transaction in which the Company is a constituent party (except, in any case, a transaction in which the holders of capital stock of the Company immediately prior to such transaction continue to hold at least a majority of the voting power of the capital stock of the surviving corporation) (a “Change of Control”) or (ii) any sale of all or substantially all of the assets of the Company.  Upon such event, all consideration payable to the stockholders of the Company in connection with any such Change of Control transaction, or all consideration payable to the Company and distributable to its stockholders, together with all other available assets of the Company (net of obligations owed by the Company that are senior to the Series B Preferred Stock), in connection with any such asset sale, shall be, as applicable, paid by the purchaser to the holders of, or distributed by the Company in redemption (out of funds legally available therefor) of, the Series B Preferred Stock and other capital stock in accordance with the preferences and priorities set forth in Section 4(a) above, with such preferences and priorities specifically intended to be applicable in any such merger, consolidation, share exchange, asset sale or other transaction, as if such transaction were a liquidation, dissolution or winding up of the Company.  In furtherance of the foregoing, the Company shall take such actions as are necessary to give effect to the provisions of this Section 4(b), including without limitation, (i) in the case of a merger, consolidation, share exchange or other such transaction, causing the definitive agreement relating to such merger, consolidation, share exchange or other transaction to provide, subject to the conversion rights of the holders of the Series B Preferred Stock under Section 6 below, for a rate at which the shares of Series B Preferred Stock are converted into or exchanged for cash, new securities or other property which gives effect to the preferences and priorities set forth in Section 4(a) above, or (ii) in the case of an asset sale, redeeming the Series B Preferred Stock.  The amount deemed distributed to the holders of Series B Preferred Stock upon any such transaction shall be the cash or the value of the property, rights or securities distributed to such holders by the Company or the acquiring person, firm or other entity, as applicable.

(c)           The Company shall give written notice of any liquidation, dissolution or winding up reasonably (and, in any event, at least thirty (30) days) in advance of the occurrence thereof, and each holder of Series B Preferred Stock may exercise such holder’s right of conversion pursuant to Section 6 below with respect to any or all shares of Series B Preferred Stock at any time prior to the effectiveness of the liquidation, dissolution or winding up.

Section 5.             Redemption.

(a)           Company Optional Redemption.  The Company may, at any time, in its sole and absolute discretion, elect, by written notice to all holders of Series B Preferred Stock (the “Optional Redemption Notice”), to redeem all (but not less than all) of the outstanding shares of Series B Preferred Stock.

(b)           Mandatory Redemption.  At the option of each holder of Series B Preferred Stock at any time and from time to time commencing July 31, 2016, such holder of Series B Preferred Stock may, at its option, require the Company to redeem any or all of the shares of Series A Preferred Stock owned of record by such holder.  Any such redemption election shall be made by written notice given by the subject holder to the Company (in each case, a "Redemption Notice"), and in the event of multiple Redemption Notices, the Company shall effect the requested redemptions in the order in which such Redemption Notices were received by the Company.

(c)           Redemption Price.  With respect to any redemption under Section 5(a) or Section 5(b) above, the redemption price per share of Series B Preferred Stock shall be equal to the Liquidation Preference of such share at the time of the redemption payment.

(d)           Payment of Redemption Price.  Within thirty (30) days after its receipt of a Redemption Notice or sixty (60) days after its giving of the Optional Redemption Notice (as the case may be), the Company shall effect the requested or noticed redemption by paying the applicable redemption price to the subject holder by wire transfer of immediately available funds or by certified or bank cashier's check.  Against payment of such redemption price, the subject holder shall deliver to the Company for cancellation the certificate evidencing the Series B Preferred Stock so redeemed (or, in the event that such certificate has been lost, stolen, mutilated or destroyed, the subject holder shall deliver to the Company a lost certificate affidavit in form and substance reasonably satisfactory to the Company).  In the event and to the extent that the Company shall not have funds legally available to make payment of any redemption price when due hereunder, the Company shall then make payment of the maximum amount which it is then permitted by law to pay, and shall thereafter make additional redemption payments in accordance herewith as and when it has funds legally available for such purpose; and the Company shall use its best efforts and take all necessary and appropriate action to have funds legally available for such purpose when due and thereafter as promptly as practicable.

(e)           Replacement Certificates.  In the event that any redemption hereunder shall be made with respect to less than all of the shares represented by any stock certificate tendered to the Company hereunder, the Company shall, at its expense, in conjunction with the payment of the redemption price for the shares redeemed, issue to the subject holder a new stock certificate representing the shares which were not redeemed.

(f)           Conversion Rights.  During the thirty (30) day period following the giving of the Optional Redemption Notice, and at all times thereafter until the payment of the redemption price in respect of the shares of Series B Preferred Stock, each holder of Series B Preferred Stock shall continue to have the right to convert any or all of such holder’s shares of Series B Preferred Stock into Common Stock in accordance with Section 6 below.

Section 6.             Conversion into Common Stock.

(a)           Conversion.  Each outstanding share of Series B Preferred Stock may, at any time at the option of the holder thereof, be converted into Common Stock of the Company (“Conversion Shares”), in each case at the rate of one hundred (100) shares of Common Stock for each share of Series B Preferred Stock, subject to adjustment pursuant to this Section 6.

(b)           Common Stock Splits, etc.  In the event and to the extent that, at any time and from time to time following the first issuance of Series B Preferred Stock, there shall occur any stock split, stock dividend, combination of shares, recapitalization or other such event relating to the outstanding Common Stock of the Company, then the number of Conversion Shares or other securities receivable upon conversion of the Series B Preferred Stock shall be correspondingly adjusted on and as of the date of such stock split, stock dividend, combination of shares, recapitalization or other such event.

(c)           Merger or Consolidation.  In the event, at any time and from time to time following the first issuance of Series B Preferred Stock, of any merger or consolidation in which the Company shall be a constituent party and that does not involve a liquidation, dissolution or winding up of the Company pursuant to Section 4(b) above, and in which the previously outstanding shares of Common Stock of the Company shall be changed into or exchanged for different securities of the Company or changed into or exchanged for common stock or other securities of another corporation or other property (including cash) or any combination of the foregoing (a “Transaction”), then each holder of Series B Preferred Stock, upon conversion of such Series B Preferred Stock at any time after the consummation of such Transaction, shall be entitled to receive, in lieu of the shares of Common Stock issuable upon such conversion prior to such consummation, the stock and other securities, cash and property to which such holder would have been entitled upon the consummation of such Transaction if such holder had converted such Series B Preferred Stock immediately prior thereto (subject thereafter to further adjustments from and after the date of the consummation of such Transaction to correspond as nearly as possible to the adjustments provided for in this Section 6).  If any such merger or consolidation does result in a liquidation, dissolution or winding up of the Company pursuant to Section 4(b) above, then the holders of Series B Preferred Stock shall, subject to their conversion rights, be entitled to receive the Liquidation Preference with respect to the shares of Series B Preferred Stock held by such holders instead of giving effect to the provisions contained in this Section 6(c).

(d)           Preferred Stock Splits, etc.  In the event and to the extent that at any time and from time to time following the first issuance of Series B Preferred Stock, there shall occur any stock split, stock dividend, combination of shares, recapitalization or other such event relating to the outstanding Series B Preferred Stock, then, unless and until an arithmetically corresponding event shall then occur with respect to the outstanding Common Stock of the Company and any other securities or property issuable upon conversion of the Series B Preferred Stock, the number of shares of Common Stock or other securities or property issuable upon conversion of the Series B Preferred Stock shall be correspondingly adjusted on and as of the date of such stock split, stock dividend, combination of shares, recapitalization or other such event relating to the outstanding Series B Preferred Stock.

(e)           Certificate of Adjustment.  Upon each adjustment pursuant to this Section 6, the Company will promptly prepare a certificate of adjustment stating the adjusted conversion rate or specifying the other shares of stock, securities or assets and the amount thereof receivable as a result of such adjustment, and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.  The Company will promptly mail a copy of such certificate of adjustment to each registered holder of Series B Preferred Stock.

(f)           Reservation of Shares.  The Company will authorize, reserve and set apart and have available for issuance at all times, free from preemptive rights, including, without limitation, rights derived from rights offerings, that number of shares of Common Stock which is deliverable upon the conversion of the Series B Preferred Stock, and the Company will have at all times any other rights or privileges provided for therein sufficient to enable it at any time to fulfill all its obligations hereunder.

(g)           Costs.  The Company shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of Conversion Shares upon conversion of any shares of the Series B Preferred Stock; provided, however, that the Company shall not be required to pay any federal or state income taxes or other taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such Conversion Shares in a name other than that of the holder of the shares of the Series B Preferred Stock in respect of which such shares are being issued.

Section 7.             Voting Rights.

(a)           General.  Except as otherwise required by law or expressly provided herein, the holders of shares of Series B Preferred Stock shall be entitled to vote on all matters submitted to a vote of the stockholders of the Company and shall have such number of votes equal to the number of shares of Common Stock into which such holders’ shares of Series B Preferred Stock are convertible pursuant to the provisions hereof at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited.  Except as otherwise required by law or expressly provided herein, the holders of shares of Series B Preferred Stock, Series A Preferred Stock and Common Stock shall vote together as a single class, and not as separate classes.

(b)           Board of Directors.  So long as the outstanding shares of Series B Preferred Stock represent 35% or more of the total outstanding voting shares of the Company (calculated on an as-converted basis into Common Stock), (i) the Board of Directors of the Company (the “Board”) shall consist of not more than seven (7) members, (ii) the holders of the outstanding shares of Series B Preferred Stock, voting together as a separate class, shall have the right to elect three (3) directors if the Board has five (5) or fewer total members, and four (4) directors if the Board has six (6) or seven (7) members (the directors elected by the Series B Preferred Stock are referred to herein as the “Series B Directors”), and (iii) the holders of Common Stock together with holders of all other shares of the Company’s outstanding capital stock entitled to vote in the election of directors (other than the Series B Preferred Stock), voting together as a single class, shall have the right to elect all other directors to fill directorships not reserved for Series B Directors.  At least two (2) of the Series B Directors initially must be and remain at all times while serving as a director, an independent director that qualifies for service on the audit committee of a corporation with securities listed on the Nasdaq Stock Market as provided in Nasdaq Marketplace Rule 5605(c)(2) (or any successor thereto).  Except as provided in clause (iv) below, the Series B Directors shall be elected by a plurality vote, with the elected candidates being the candidates receiving the greatest number of affirmative votes (with each holder of Series B Preferred Stock entitled to cast one vote for or against each candidate with respect to each share of Series B Preferred Stock held by such holder) of the outstanding shares of Series B Preferred Stock, with votes cast against such candidates and votes withheld having no legal effect.  The election of the Series B Directors shall occur (i) at the annual meeting of holders of capital stock, (ii) at any special meeting of holders of capital stock if such meeting is called for the purpose of electing directors, (iii) at any special meeting of holders of Series B Preferred Stock called by holders of not less than a majority of the outstanding shares of Series B Preferred Stock, or (iv) by the written consent of holders of a majority of the outstanding shares of Series B Preferred Stock.  If at any time when the holders of Series B Preferred Stock have the right to elect Series B Directors, (A) any Series B Director shall cease to be a director for any reason, the vacancy shall only be filled by the vote or written consent of the holders of a majority of the outstanding shares of Series B Preferred Stock, voting together as a separate class, in the manner and on the basis specified above or as otherwise provided by law, and (B) if any director other than a Series B Director shall cease to be a director for any reason, the vacancy shall only be filled by the remaining directors who are not Series B Directors, or by the stockholders entitled to elect the directors to fill directorships not reserved for Series B Directors.  The Series B Preferred Stock shall not, except as provided in the last sentence of this Section 7(b), be entitled as such to vote in the election of other directors of the Company, provided that this shall not affect or impair the rights of a holder of Series B Preferred Stock, who is also a holder of Common Stock, to exercise voting rights with respect to the shares of Common Stock held of record by such holder.  The holders of outstanding shares of Series B Preferred Stock may, in their sole discretion, determine not to elect one or more Series B Directors as provided herein from time to time, and such vacancy shall not be filled unless and until filled by the holders of Series B Preferred Stock in accordance with this Section 7(b) or (if then applicable) by the stockholders pursuant to the last sentence of this Section 7(b), and during any such period the Board of Directors shall not be deemed unduly constituted solely as a result of such vacancy.  Once the outstanding shares of Series B Preferred Stock represent less than 35% of the total voting shares of the Company (calculated as aforesaid), then the entire Board will thereafter be elected by holders of the Company’s outstanding capital stock entitled to vote in the election of directors, voting together as a single class in accordance with Section 7(a) above.

Section 8.             Required Approval by Holders of Series B Preferred Stock.  Without the prior written consent or approval of the holders of a majority of the then issued and outstanding shares of Series B Preferred Stock, voting as a class, the Company shall not, subsequent to the initial issuance of Series B Preferred Stock:

(a)           amend or modify this Certificate of Designation or any of the rights, powers, preferences or other attributes of any securities described in Section 8(b) below;

(b)           create, authorize or issue any security ranking, as to liquidation or dividends, senior to or on a parity with the Series B Preferred Stock;

(c)           amend, modify or restate the Company's Certificate of Incorporation or by-laws in any manner which would adversely affect the rights or preferences of the holders of the Series B Preferred Stock;

(d)           pay any dividend or distribution upon or in respect of the Common Stock or any other Junior Securities, return any capital or make any distribution of assets on or in respect of the Common Stock or any Junior Securities, return any capital or make any distribution of assets on or in respect of the Common Stock or any Junior Securities, or redeem (or cause any subsidiary of the Company to redeem) any shares of capital stock of the Company or any subsidiary, except as provided in Section 5 above or as approved pursuant to Section 8(b) above;

(e)           enter into any transaction or agreement, involving or which may reasonably be expected to involve aggregate payments or receipts of more than $50,000 by the Company or any of its subsidiaries, with any Affiliate (including members of the Company’s management or their immediate family members, or stockholders holding at least 5% of the Company’s outstanding capital stock (calculated on an as-converted basis) or their immediately family members) on terms less favorable to the Company than would then be obtained in an arms’-length transaction between unrelated parties (provided that no consent of holders of Series B Preferred Stock shall be required with respect to any such transaction or agreement if such transaction or agreement is approved by (i) a majority of the Series B Directors, if the holders of Series B Preferred Stock then have the right to elect Series B Directors, or (ii) a majority of the entire Board from and after such time as the holders of Series B Preferred Stock no longer have the right to elect Series B Directors); or

(f)           agree to do any of the forgoing.

For purposes hereof, “Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with the first Person, and “Person” shall mean an individual or a corporation, association, limited partnership, partnership, limited liability company, joint venture, organization, business, individual, trust, or any other entity or organization, including a government or any subdivision or agency thereof.

Section 9.             Registration of Transfer.  The Company will keep at its principal office a register for the registration of Series B Preferred Stock.  Upon the surrender of any certificate representing Series B Preferred Stock at such place, the Company will, at the written request of the record holder of such certificate, execute and deliver (at the Company’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate.  Each such new certificate will be registered in such name and will represent such number of shares as is requested by the holder of the surrendered certificate.

Section 10.           Replacement.  Upon receipt of evidence reasonably satisfactory to the Company of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series B Preferred Stock and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided that, if the holder is (a) CVC California, LLC or any Affiliate thereof, or (b) a financial institution, an entity whose securities are traded or listed on any national securities exchange or recognized automated quotation system, or any subsidiary of the foregoing, then the holder’s own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Company will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

Section 11.           Notices.

Except as otherwise expressly provided hereunder, all notices referred to herein will be in writing and will be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, or by personal delivery, and will be deemed to have been given when so mailed, sent or delivered (a) to the Company, at its principal executive offices, and (b) to any stockholder, at such holder’s address as it appears in the stock records of the Company (unless otherwise indicated by notice given to the Company by any such holder).

FURTHER RESOLVED:  That the statements contained in the foregoing resolutions creating and designating the said Series B issue of Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said Series, be deemed to be included in and be a part of the certificate of incorporation of the Company pursuant to the provisions of Section 104 and 151 of the General Corporation Law of the State of Delaware.

Signed on July 30, 2010

/s/ Lonnie D. Schnell
Lonnie D. Schnell, Chief Executive Officer